ITEM 77C
                                                                       Exhibit 1

                          Advantage Funds, Inc. ("AF")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of AF was held on June 29, 2006. Out of a total of 152,149,018.23 shares ("Shares") entitled to vote at the meeting, a total of 77,362,217.566 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                               Shares

                -----------------------------------------------
                For                           Authority Withheld
                -----------------------------------------------

To elect additional Board Members:

        Peggy C. Davis*        75,634,548.663         1,727,668.903

        James Henry*           75,604,545.598         1,757,671.968

        Dr. Martin Peretz*     75,621,543.788         1,740,673.778


*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

In addition, Joseph S. DiMartino, David P. Feldman, Ehud Houminer, Gloria Messinger and Anne Wexler will continue as Board members of the fund.